Kenne Ruan, CPA, P.C.

Phone: (203) 824-0441 Fax: (203) 413-6486

40 Hemlock Hollow Road, Woodbridge, CT 06525

         kruancpa@yahoo.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the filing documentation on S-1/A of Woodward Energy Partners Inc. of our report dated May 15, 2012, relating to the financial statements for the quarter ended March 31, 2012.

/s/ Kenne Ruan, CPA, P.C.

Woodbridge, Connecticut

May 16, 2012